News Release

HAROLD HUGHES JOINS REMEC BOARD OF DIRECTORS

SAN DIEGO, Calif. September 15, 2003—REMEC, Inc. (Nasdaq: REMC) today announced that Harold E. Hughes, Jr. has been elected to its board of directors. Mr. Hughes, 57, is the former chairman and CEO of Pandesic LLC, an e-commerce software supplier owned jointly by Intel Corporation and SAP. Prior to that, he spent 23 years with Intel where he held key positions in finance and operations management, including Treasurer, Chief Financial Officer and Vice President of Planning and Logistics. Mr. Hughes also founded and served as the Vice President of Intel Capital, Intel’s venture investment operation. From 1969-1974, Mr. Hughes served as an officer in the United States Army. He holds an MBA from the University of Michigan and a BA from the University of Wisconsin. Mr. Hughes currently serves on the boards of Merant, Rambus, Inc. and Xilinx, Inc.

“REMEC is extremely pleased to have Mr. Hughes join REMEC as a member of our Board of Directors,” said Ron Ragland, Chairman and CEO of REMEC. “Harold brings a wealth of knowledge and insight to REMEC from his experience in financial management and global operations with Intel. His skills add a valuable perspective to our Board, critical to REMEC as we further develop our global endeavors.”

About REMEC

REMEC designs and manufactures microwave and millimeter wave subsystems used in the transmission of voice, video and data traffic over wireless communications networks and provides advanced microwave subsystem solutions for defense and space electronics applications. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s Web site at http://www.remec.com or call (858) 505-3713.

Statements in this press release that are not historical are forward-looking statements,which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

REMEC is a registered trademark of REMEC, Inc. Other brand or product names are registered trademarks or trademarks of their respective holders. © REMEC, Inc., 2003. All rights reserved.

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For more information:

Thomas H. Waechter		David Morash
Chief Operating Officer	OR	Chief Financial Officer
858-505-3725		858-505-3690
thomas.waechter@remec.com		david.morash@remec.com